Exhibit 10.1

FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, Clear Channel Outdoor Holdings, Inc. (“Company”) and Christopher William Eccleshare (“Employee”) entered into an Employment Agreement effective January 24, 2012 (the “Agreement”), a First Amendment to Employment Agreement effective March 2, 2015 (the “First Amendment”), a Second Amendment to Employment Agreement effective December 11, 2015 (the “Second Amendment”) and a Third Amendment to Employment Agreement effective May 20, 2017 (the “Third Amendment”) (collectively, the “Agreement”).

WHEREAS, the parties desire to amend the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties enter into this Fourth Amendment to Employment Agreement (the “Fourth Amendment”).

1.    This Fourth Amendment is effective January 1, 2018 (“Effective Date”).

2.    Section 1 (Term) of the Agreement is deleted in its entirety and replaced as follows:

1.	TERM OF AGREEMENT

This Agreement commences on January 24, 2012 (the “Effective Date”) and shall continue until December 31, 2020 (the “Initial Term”). On December 31, 2020, and on each annual anniversary thereof, the term of this Agreement shall be automatically extended for successive one-year periods, unless either party hereto elects not to extend this Agreement by giving written notice to the other party at least ninety (90) days prior to any such renewal date. Notwithstanding the foregoing, Employee’s employment hereunder may be earlier terminated in accordance with Section 8 hereof. The period of time between the Effective Date and the termination of Employee’s employment hereunder shall be referred to as the “Employment Period.”

3.    Section 3(a) (Base Salary) of the Agreement is deleted in its entirety and replaced as follows:

(a)    Base Salary. Employee shall be paid an annual salary of One Million Dollars ($1,000,000.00) (“Base Salary”). Employee’s Base Salary shall be reviewed at least annually for possible increase by the Board. Beginning January 1, 2018, Employee’s Base Salary shall be paid based upon the average exchange rate for 2017. Likewise, any compensation or payments owed to Employee pursuant to this Agreement calculated based upon Employee’s Base Salary beginning January 1, 2018, shall be paid based upon the 2017 average exchange rate.

4.    The last Paragraph in Section 3(c) (Annual Bonus) added pursuant to the Third Amendment is deleted in its entirety and replaced as follows:

Beginning calendar year 2018, Employee’s Annual Bonus shall be paid based upon the average exchange rate for 2017. Likewise, any compensation or payments owed to Employee pursuant to this Agreement calculated based upon Employee’s Annual Bonus beginning January 1, 2018, shall be paid based upon the average exchange rate for 2017.

5.    The last Paragraph in Section 3(d) (Additional Bonus) added pursuant to the Third Amendment is deleted in its entirety and replaced as follows:

Cash installments of the Additional Bonus, if any, paid on or after January 1, 2018 shall be based upon the average exchange rate for 2017. Likewise, any compensation or payments owed to Employee pursuant to this Agreement calculated based upon Employee’s Additional Bonus beginning January 1, 2018, shall be paid based upon the 2017 average exchange rate.

6.    The last sentence in Section 3(e) (Benefits) added pursuant to the Third Amendment is deleted in its entirety and replaced as follows:

Beginning calendar year 2018, any compensation or payments owed to or contributed on behalf of Employee pursuant to this Section 3(e) and expressed or calculated in US Dollars shall be paid based upon the average exchange rate for 2017.

7.    The last sentence in Section 3(f)(ii) (Expenses) added pursuant to the Third Amendment is deleted in its entirety and replaced as follows:

Beginning calendar year 2018, such reimbursement shall be based upon the average exchange rate for 2017.

8.    Section 3(i) (Exchange Rate) of the Agreement is deleted in its entirety and replaced as follows:

(i)    Exchange Rate. For purposes of clarity, beginning January 1, 2018, any compensation or payments owed to Employee pursuant to this Agreement and expressed or calculated in US Dollars shall be paid based upon the average exchange rate for 2017.

9.    A new Subsection 3(j) (Retention Bonus) is inserted as follows, with all subsequent subsections being re-lettered accordingly, and references in the Agreement to any such subsections are likewise hereby re-lettered accordingly:

(j)    Retention Bonus. If Employee remains employed on each of the following retention dates, Employee shall earn Retention Bonus payments, paid according to the following schedule:

(a)    January 1, 2018 – A payment of Eight Hundred Seventy-Five Thousand Dollars ($875,000.00) paid on Company’s first regularly scheduled payroll following this date (the “First Retention Bonus Payment”), and

(b)    January 1, 2020 - A payment of Eight Hundred Seventy-Five Thousand Dollars ($875,000.00) paid on Company’s first regularly scheduled payroll following this date (the “Second Retention Bonus Payment”).

In the event Employee is terminated by Company for Cause pursuant to Section 8(a) of the Agreement, or Employee terminates this Agreement without Good Reason pursuant to Section 8(c) of the Agreement, and the date of termination is on or before June 30, 2019, Employee acknowledges and agrees that he is required to repay, and shall repay to Company within ten (10) days of his date of termination 100% of the After-Tax Value of the First Retention Bonus Payment.

In the event Employee is terminated by Company for Cause pursuant to Section 8(a) of the Agreement, or Employee terminates this Agreement without Good Reason pursuant to Section 8(c) of the Agreement, and the date of termination is on or between July 1, 2019 and June 30, 2020, Employee acknowledges and agrees that he will either not receive the Second Retention Bonus Payment (if the date of termination is on or before December 31, 2019) or he will be required to repay to Company within ten (10) days of his date of termination 100% of the After-Tax Value of the Second Retention Bonus Payment. For purposes of clarification, there is no repayment requirement for the First Retention Bonus Payment if Employee remains employed after June 30, 2019, and there is no repayment requirement for the Second Retention Bonus Payment after June 30, 2020, whether or not Employee remains employed.

For purposes of this Subsection 3(j), After-Tax Value of the Retention Bonus Payment(s) means the applicable portion of the Retention Bonus Payment net of any and all taxes and social security contributions (including but not limited to national insurance contributions) Employee is required to pay in respect thereof and determined taking into account any tax benefit that may be available in respect of such repayment. The Company shall determine the After-Tax Value of the Retention Bonus Payment(s), which determination shall be conclusive and binding. It is the intention that no portion of the After-Tax Value of the Retention Bonus Payment(s) which is repayable by Employee and which is attributable to any tax benefit available to Employee shall be paid until Employee has actually received such tax benefit.

In the event Company terminates Employee’s employment without Cause pursuant to Section 8(c) of the Agreement, or Employee terminates his employment for Good Reason pursuant to Section 8(d) of the Agreement, following a Change of Control as determined by the Board acting in its sole discretion, Employee shall be entitled to payment of any unpaid Retention Bonus Payment(s) to be included in the Severance Payment calculation as set forth in Section 9(d) of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment on the date written below and upon full execution by all parties, this Agreement shall be effective.

EMPLOYEE:

/s/ Christopher William Eccleshare	Date: 12/4/17
Christopher William Eccleshare

COMPANY:

/s/ Robert W. Pittman	Date: 12/6/17
Robert W. Pittman Chairman and Chief Executive Officer APPROVED & PREPARED BY: LW

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